REPORT OF INDEPENDENT REGISTEREDPUBLIC ACCOUNTING FIRM

The Members of the Board of Trustees

The Eudora Fund

We have audited the accompanying statement of assets and liabilities of the Eudora Fund (the “Fund”), as of October 11, 2012 and the related statement of operations for the period then ended. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Eudora Funds as of October 11, 2012, and the results of its operations for the period then ended in conformity with accounting principles generally accepted in the United States of America.

Miami, Florida

October 22, 2012

An Independent Member of Baker Tilly International